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                                 EXHIBIT 99.1

                                 PRESS RELEASE

                               [CNH letterhead]

                              News Release

                              For Immediate Release

                              CNH Names Board of Directors

                 For more Racine, Wisconsin (November 15, 1999) -- CNH (N:CNH), information contact: the company formed by the merger of Case Corporation and New Holland, announced its Board of Directors Bill Masterson today, which includes a number of board members from
           1.262.636.5793 the previous companies. The company, which is incorporated in The Netherlands, began trading on
         Jeffrey T. Walsh  the New York Stock Exchange today as CNH.
          44.181.479.8809

                           The nine-member board includes: Pei-yuan Chia, former vice chairman, Citicorp and Citibank, N.A.; Alfredo Diana, formerly the Italian Minister of Agriculture; Katherine M. Hudson, president and chief executive officer, Brady Company; Kenneth Lipper, chairman, Lipper and Company, LP; James L.C. Provan, member of the European Parliament; Paolo Cantarella, chief executive officer, Fiat S.p.A.; Damien Clemont, chief financial officer, Fiat S.p.A.; Jean-Pierre Rosso, chairman and chief executive officer, CNH; and Umberto Quadrino, co-chairman of CNH.

                           "We are pleased to have a very strong board that demonstrates the company's commitment to creating exceptional value for our shareholders," said Jean-Pierre Rosso, CNH chairman and chief executive officer. "With a broad range of background and experience, this Board will provide outstanding leadership and counsel as we move forward."
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                           CNH Board Members' Backgrounds

                           Chia served as a director of Case Corporation since 1997. He was previously vice chairman of Citicorp, and its principal subsidiary, Citibank, N.A., between 1994 and 1996. Diana previously served as a director of New Holland. Diana holds the following positions, president of the Italian Federation of Cavalieri del Lavoro; Italian governor of the International Foundation of Agricultural Development; and president of the National Council for Forests and Wood.

                           Hudson has served as a director of Case Corporation since March 1996. She is president and chief executive officer of Brady Company, a manufacturer of coated and industrial identification products. Lipper previously served as a director of New Holland since October 1996. He is the chairman of Lipper and Company, LP, a privately held investment management and banking firm. Provan served as a director of New Holland since April 1996. He is a member of the European Parliament, where he has served on the Agricultural and Rural Affairs Committee and the Transport and Tourism Committee.

                           Cantarella served as a director of New Holland since April 1996. He is the chief executive officer of the Fiat Group. Clermont has been chief financial officer of Fiat since July 1999. He also served as senior vice president, Planning and Strategy of Fiat.

                           Rosso also serves as chief executive officer of CNH. Prior to his position with CNH, Rosso served as chairman and chief executive officer of Case Corporation since June 1994. Quadrino previously held the position of chairman, president and chief executive officer and was a director of New Holland since September 1996.

                           With strong global brands, CNH is a leader in the agricultural equipment, construction equipment and financial services industries and had combined 1998 revenues of approximately $12 billion. CNH is the number one manufacturer of agricultural tractors and combines in the world, the third largest maker of construction equipment and has one of the largest equipment finance companies in the world. Based in the United States, CNH has operations in 16 countries and sells its products in 160 markets through a network of more
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                           than 10,000 dealers and distributors. CNH products
                           are sold under the following brands: Case, Case IH, Fermec, Fiatallis, Fiat-Hitachi, Link-Belt, New Holland, O&K and Steyr.

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